EXHIBIT 99.1




BSP ONElink Announces Developments Related To Its UK-Based Subsidiary FS2 Limited and Licensor IATA


San Francisco - October 23, 2003: BSP ONElink, Inc. (OTCBB:BSPO) announced today that it has agreed with the International Air Transport Association (IATA) to change the Company's name. IATA informed FS2 Limited that, because of IATA's long term brand use and trademark of BSPlink, it could create confusion with BSP ONElink. BSP ONElink has reserved in Delaware a new name and, subject to stockholder approval, the Company's Board of Directors will approve and then announce the change of corporate name.

The Company, through its wholly-owned UK-based subsidiary, FS2 Limited, entered into a license agreement with IATA which was executed on June 14, 2002. IATA has disputed FS2 Limited's compliance with the Operating Agreement which includes a provision that IATA receive a certificate from FS2's auditors that FS2 has received commitments for equity or debt financing of not less than $7 million. After receiving the report in June 2003, IATA now contends the report was six days late and unacceptable, and for this specific reason the Operating Agreement is terminated.

IATA has been informed that FS2 Limited received an extension by an IATA officer and FS2 Board representative, and that the report complied with the Operating Agreement requirements. Accordingly, the Company disputes IATA's termination. BSP ONElink is attempting to resolve the matter with IATA under mutually acceptable terms. BSP ONElink and FS2 Limited are continuing preparation for launch of their service in 2004.


About BSP ONElink:
www.bsponelink.com
------------------

With headquarters in San Francisco and operations in the United Kingdom, BSP Onelink, Inc has created the world's first integrated, Internet-based distribution and financial settlement service for the international travel and tourism industry. BSP ONElink allows suppliers of non air travel - such as car rental, hotels, rail operators, cruise lines, ferries, travel insurance, events promoters and tour operators - to market their services more efficiently and cost effectively.





This press release is not a solicitation to buy or sell securities. This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including delays in development and implementation of the Company's system, market acceptance of the new system, the Company's relationship with IATA and problems in obtaining additional financing. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.


Contact: KLP Consulting Group
Investor inquiries:
Karen Lazarovic, 212/481-4187

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